Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated November 10, 2006 relating to the financial statements of The Quaker Agency of the South, Inc., which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
November 10, 2006